                                                                   Exhibit 12.01


                             K & F INDUSTRIES, INC.
              STATEMENT OF COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                  Year Ended December 31,
                                    ---------------------------------------------------
                                      1999          1998          1997           1996
                                    --------      --------      --------       --------
Income before income taxes          $ 61,784      $ 45,104      $ 20,868       $ 13,052

Fixed Charges(b)(1)                   42,674        46,989        36,574         39,934

Less: capitalized interest                 0             0          (175)          (568)
                                    ---------------------------------------------------
Earnings (a) (2)                    $104,458      $ 92,093      $ 57,267       $ 52,418
                                    ===================================================
Ratio of earnings available to
   cover fixed charges
   (2) / (1)                            2.45          1.96          1.57           1.31


                                          Nine Months Ended
                                             December 31,         Year Ended March 31,
                                     ---------------------------  --------------------
                                           1996           1995          1996
                                         --------       --------      --------
Income before income taxes               $ 14,963       $  2,418      $    507

Fixed Charges(b)(1)                        29,148         33,130        43,340

Less: capitalized interest                   (568)             0          (105)
                                    ----------------------------  --------------------
Earnings (a) (2)                         $ 43,543       $ 35,548      $ 43,742
                                    ============================  ====================
Ratio of earnings available to
   cover fixed charges
   (2) / (1)                                 1.49           1.07          1.01

Note (a) Earnings consist of income before income taxes plus fixed charges (excluding capitalized interest).

Note (b) Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt issuance costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense).